UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Schermer, Gregory P.
   c/o LEE ENTERPRISES, INCORPORATED
   400 Putnam Bldg.
   215 N. Main Street
   Davenport, IA  52801-1924
   USA
2. Issuer Name and Ticker or Trading Symbol
   Lee Enterprises, Incorporated
   LEE ENT
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   11/14/00
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President - Interactive Media
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |11/3/0|F   |V|200               |D  |$28.875    |                   |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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Common Stock               | 11/14|A   |V|1,500             |A  |$25.938    |198,281            |D     |                           |
                           |/00   |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |55,010             |I     |By Trust                   |
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Common Stock               |      |    | |                  |   |           |2,000*             |I     |By Son in Trust            |
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Class B Common Stock       |      |    | |                  |   |           |512,770            |D     |                           |
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Class B Common Stock       |      |    | |                  |   |           |6,000*             |I     |By Spouse                  |
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Class B Common Stock       |      |    | |                  |   |           |6,000*             |I     |By Son in Trust            |
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Class B Common Stock       |      |    | |                  |   |           |4,000*             |I     |By Daughter in Trust       |
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Class B Common Stock       |      |    | |                  |   |           |55,010             |I     |By Trust                   |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Stock Options (Right t|$11     |     |    | |           |   |**   |11/20|Common Stock|1,200  |       |1,200       |D  |            |
o Buy)                |        |     |    | |           |   |     |/01  |            |       |       |            |   |            |
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Stock Options (Right t|$15.5625|     |    | |           |   |**   |11/18|Common Stock|1,252  |       |1,252       |D  |            |
o Buy)                |        |     |    | |           |   |     |/02  |            |       |       |            |   |            |
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Stock Options (Right t|$16     |     |    | |           |   |**   |11/3/|Common Stock|450    |       |450         |D  |            |
o Buy)                |        |     |    | |           |   |     |03   |            |       |       |            |   |            |
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Stock Options (Right t|$16.6250|     |    | |           |   |**   |10/31|Common Stock|870    |       |870         |D  |            |
o Buy)                |        |     |    | |           |   |     |/04  |            |       |       |            |   |            |
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Stock Options (Right t|$19.8125|     |    | |           |   |**   |11/1/|Common Stock|1,800  |       |1,800       |D  |            |
o Buy)                |        |     |    | |           |   |     |05   |            |       |       |            |   |            |
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Stock Options (Right t|$21.50  |     |    | |           |   |**   |10/27|Common Stock|1,200  |       |1,200       |D  |            |
o Buy)                |        |     |    | |           |   |     |/06  |            |       |       |            |   |            |
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Stock Options (Right t|$26 5/8 |     |    | |           |   |**   |11/3/|Common Stock|1,400  |       |1,400       |D  |            |
o Buy)                |        |     |    | |           |   |     |07   |            |       |       |            |   |            |
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Stock Options (Right t|$27.188 |     |    | |           |   |**   |11/15|Common Stock|4,000  |       |4,000       |D  |            |
o Buy)                |        |     |    | |           |   |     |/08  |            |       |       |            |   |            |
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Stock Options (Right t|$29.938 |     |    | |           |   |**   |11/9/|Common Stock|7,500  |       |7,500       |D  |            |
o Buy)                |        |     |    | |           |   |     |09   |            |       |       |            |   |            |
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Stock Options (Right t|$25.938 |11/14|A   |V|7,500      |A  |**   |11/13|Common Stock|7,500  |       |7,500       |D  |            |
o Buy)                |        |/00  |    | |           |   |     |/10  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
*The Reporting Person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for purposes of Section 16 or any other
purpose.
**These securities become exercisable as follows: 30% upon the first anniversary date of the grant; 60% upon the second anniversary date of the grant; and 100% upon the third anniversary of the grant.
SIGNATURE OF REPORTING PERSON
/s/ Gregory P. Schermer
DATE
1/5/01